UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*




                           Select Medical Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  816196-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                /_/     Rule 13d-1(b)
                /x/     Rule 13d-1(c)
                /_/     Rule 13d-1(d)

     ---------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No. 816196-10-9                 13G/A                    Page 2 of 5 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Rocco A. Ortenzio

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)     /_/
                                                             (b)     /x/

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

------------------------ ----- -------------------------------------------------
   NUMBER OF
     SHARES             5.    SOLE VOTING POWER                      5,783,281
  BENEFICIALLY
    OWNED BY             ----- -------------------------------------------------
      EACH
   REPORTING             6.    SHARED VOTING POWER                     252,057
  PERSON WITH
                         ----- -------------------------------------------------

                         7.    SOLE DISPOSITIVE POWER                5,783,281

                         ----- -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER                252,057

--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,035,338
--------- ----------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                               /_/
--------- ----------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.0%
--------- ----------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

          IN
--------- ----------------------------------------------------------------------

CUSIP No. 816196-10-9                 13G/A                    Page 3 of 5 Pages

Item 1(a).   Name of Issuer:

          Select Medical Corporation

Item 1(b).   Address of Issuer's Principal Executive Offices:

         4716 Old Gettysburg Road
         P.O. Box 2034
         Mechanicsburg, PA 17055

Item 2(a).   Name of Person Filing:

          Rocco A. Ortenzio


Item 2(b).   Address of Principal Business Office or, if None, Residence:

         4716 Old Gettysburg Road
         P.O. Box 2034
         Mechanicsburg, PA 17055

Item 2(c).   Citizenship:

          United States


Item 2(d).   Title of Class of Securities:

          Common Stock, par value $.01 per share

Item 2(e) CUSIP Number:

          816196-10-9

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) /_/ Broker or dealer registered under Section 15 of the Exchange Act.

         (b) /_/ Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) /_/ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) /_/ Investment company registered under Section 8 of the Investment Company Act.

         (e) /_/ An   investment   adviser   in   accordance   with   Rule
                 13d-1(b)(1)(ii)(E);

         (f) /_/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) /_/ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) /_/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No. 816196-10-9                 13G/A                    Page 4 of 5 Pages

         (i) /_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) /_/ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)     Amount beneficially owned: 6,035,338

         (b)     Percent of class: 12.0%

         (c)     Number of shares as to which such person has:


         (i)     Sole power to vote or to direct the vote
                 5,783,281

         (ii)    Shared power to vote or to direct the vote
                 252,057

         (iii)   Sole power to dispose or to direct the disposition of
                 5,783,281

         (iv)    Shared power to dispose or to direct the disposition of
                 252,057


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          N/A

Item 8.   Identification and Classification of Members of the Group.

          N/A


Item 9.  Notice of Dissolution of Group.

         N/A

CUSIP No. 816196-10-9                 13G/A                    Page 5 of 5 Pages

                        Amendment No. 3 to Schedule 13G
                        -------------------------------


     Reference is hereby made to Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2003 ("Amendment No. 2"). This Amendment No. 3 is being filed solely to correct certain information provided in Amendment No. 2 with respect to the Reporting Person's ownership as of December 31, 2002. Terms defined in Amendment No. 2 are used herein as so defined.

Item 4.  Ownership.

     The following Item of Amendment No. 2 is amended and restated as follows:

         (a)     Amount beneficially owned: 6,035,338

         (b)     Percent of class: 12.0%

         (c)     Number of shares as to which such person has:

         (i)     Sole power to vote or to direct the vote
                 5,783,281

         (ii)    Shared power to vote or to direct the vote
                 252,057

         (iii)   Sole power to dispose or to direct the disposition of
                 5,783,281

         (iv)    Shared power to dispose or to direct the disposition of
                 252,057

Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                                     /s/ Rocco A. Ortenzio
                                                     ---------------------------
                                                     Rocco A. Ortenzio
Dated: March 31, 2003